For Immediate Release: April 12, 2018
Jennifer Nahas
Vice President, Marketing
Griffin Capital Company
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Julius Buchanan / Joseph Kuo
Haven Tower Group LLC
424-652-6520, ext. 114 / 424-652-6520, ext. 101
jbuchanan@haventower.com or jkuo@haventower.com

Griffin Capital Essential Asset REIT Completes Acquisition of McKesson Scottsdale Campus

El Segundo, Calif. (April 12, 2018) – Griffin Capital Company, LLC announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of the McKesson Scottsdale Campus (the “Property”) consisting of two, two-story, Class A office buildings, at a purchase price of $67.0 million from Ryan Companies US, Inc.

The Property was owned and developed by Ryan Companies US, Inc. as a build-to-suit for McKesson Corporation, which leased the Property for an initial term of approximately 10 years, expiring on February 28, 2028. The seller was represented by Chris Toci, Chad Littell, Greg Mayer and Jim Wilson of Cushman & Wakefield.

The Property is an ideal fit for the REIT’s portfolio for the following reasons:

•	Industry-leading tenant: McKesson Corporation is a global leader in the healthcare industry and currently ranks fifth on the Fortune 500 List.
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•	Class A build-to-suit property: The 217,085 square foot office property was completed at the end of 2017 to McKesson’s specifications and is a critical operating asset.

•	Prime location: The Property is centrally located between Scottsdale and Tempe, with immediate access to the 101 loop, allowing convenient travel for McKesson’s employees.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Managing Director of Acquisitions, stated, “We are pleased to acquire this newly-built facility leased to a leading global healthcare company with over 150 years of operating history and $199 billion in revenue in 2017. The Property provides a unique opportunity to acquire a long-term leased asset situated on one of the last remaining commercially developable parcels in the in-fill South Scottsdale Submarket.”

Michael J. Escalante, Griffin Capital’s Chief Investment Officer, added, “We are very familiar with the Phoenix MSA and believe we acquired a well-located asset at an attractive basis, due to its ideal location, which not only offers access to numerous retail amenities and the Greater Phoenix Area, but a diverse and skilled labor force, as well.”

The McKesson Scottsdale Campus is the third property to be acquired with 1031 exchange proceeds from the disposition of DreamWorks Animation’s Headquarters and Studio Campus, which the REIT sold on November 21, 2017 for $290 million.

To learn more about Griffin Capital Essential Asset REIT, please visit
https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Essential Asset REIT
Griffin Capital Essential Asset REIT, Inc. is a publicly-registered non-traded REIT with a portfolio, as of December 31, 2017, of 73 office and industrial properties totaling 18.2 million rentable square feet, located in 20 states, representing total REIT capitalization of approximately $3.2 billion. Griffin Capital Essential Asset REIT, Inc. is one of several REITs sponsored or co-sponsored by Griffin Capital. To learn more about Griffin Capital Essential Asset REIT, please visit: https://www.griffincapital.com/griffin-capital-essential-asset-reit

About Griffin Capital Company, LLC
Griffin Capital Company, LLC ("Griffin Capital") is a leading alternative investment asset manager with $10.3 billion* in assets under management. Founded in 1995, the privately held firm is led by a seasoned team of senior executives with more than two decades of investment and real estate experience and who collectively have executed more than 650 transactions valued at over $22.0 billion.

The firm manages, sponsors or co-sponsors a suite of carefully curated, institutional quality investment solutions distributed by Griffin Capital Securities, LLC to retail investors through a community of partners, including independent and insurance broker-dealers, wirehouses, registered investment advisory firms and the financial advisors who work with these enterprises. Additional information is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures. As of March 31, 2018.

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